Exhibit 99.1

Sales and Earnings Reported by J & J Snack Foods

PENNSAUKEN, N.J.--(BUSINESS WIRE)--November 3, 2011--J & J Snack Foods Corp. (NASDAQ-JJSF) today reported sales and earnings for its 2011 fiscal year.

Sales for the fiscal year ended September 24, 2011 increased 7% to $744.1 million from $696.7 million in the fiscal year ended September 25, 2010. Net earnings increased 14% to $55.1 million in fiscal 2011 from $48.4 million in fiscal 2010. On a per diluted share basis, earnings increased 13% to $2.93 from $2.59. Operating income decreased 1% to $76.6 million this year from $77.2 million in the year ago period.

For the fourth quarter ended September 24, 2011, sales increased 9% to $219.4 million from $200.5 million in the fourth quarter ended September 25, 2010. Net earnings decreased 3% to $16.0 million in the current year quarter from $16.5 million. Earnings per diluted share were $.85 this year compared to $.88 last year. Operating income decreased 1% to $24.6 million from $24.8 million in the year ago period.

Net earnings for the fiscal year included a $6.6 million gain on bargain purchase of a business. Without this gain, net earnings were $48.5 million, or $2.58 per diluted share, for the fiscal year.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, "Our ICEE beverage group had a strong fourth quarter and year. The balance of our business was impacted by higher input costs and added costs of distribution."

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies, PATIO burritos and HAND FULLS and HOLLY RIDGE BAKERY filled handheld products. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida; Colton, Vernon and Norwalk, California; Holly Ridge, North Carolina; and Weston, Oregon.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statements of Operations
	Thirteen Weeks Ended		Fiscal Year Ended
	Sept. 24,	Sept. 25,	Sept. 24,	Sept. 25,
	2011	2010	2011	2010
	Unaudited	Unaudited	Unaudited
	(in thousands)

Net sales	$219,380	$200,511	$744,071	$696,703
Cost of goods sold	152,270	133,578	514,297	468,923
Gross profit	67,110	66,933	229,774	227,780
Operating expenses
Marketing	19,233	19,875	70,637	72,103
Distribution	16,657	13,724	57,462	52,146
Administrative	6,678	6,517	24,568	24,282
Other general(income)expense	(53)	2,028	524	2,087
	42,515	42,144	153,191	150,618

Operating income	24,595	24,789	76,583	77,162

Other income (expense)
Gain on bargain purchase
of a business	-	-	6,580	-
Investment income	347	238	1,041	1,114
Interest expense & other	(32)	(20)	(138)	(179)
	315	218	7,483	935

Earnings before income
taxes	24,910	25,007	84,066	78,097
Income taxes	8,926	8,550	29,003	29,688
Net earnings	$15,984	$16,457	$55,063	$48,409

Earnings per diluted share	$.85	$.88	$2.93	$2.59
Earnings per basic share	$.85	$.89	$2.95	$2.61
Weighted average number
of diluted shares	18,857	18,697	18,789	18,703
Weighted average number
of basic shares	18,774	18,529	18,672	18,528

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 24,	September 25,
	2011	2010
Assets	Unaudited
Current assets
Cash and cash equivalents	$87,479	$74,665
Marketable securities
held to maturity	25,506	15,481
Accounts receivable, net	75,000	69,875
Inventories, net	63,461	50,630
Prepaid expenses and other	4,196	6,067
Deferred income taxes	4,208	3,813
Total current assets	259,850	220,531

Property, plant and equipment, at cost	446,856	414,403
Less accumulated depreciation
and amortization	322,206	304,311
	124,650	110,092

Other assets
Goodwill	70,070	70,070
Other intangible assets, net	52,005	55,284
Marketable securities held to maturity	42,000	26,300
Other	2,241	1,717
	166,316	153,371
	$550,816	$483,994

Liability and Stockholder's Equity
Current Liabilities
Current obligations under capital leases	$278	$244
Accounts payable	55,918	52,338
Accrued liabilities	4,593	4,269
Accrued compensation expense	12,859	12,244
Dividends payable	2,200	1,986
Total current liabilities	75,848	71,081

Long-term obligations under capital leases	523	619
Deferred income taxes	41,050	30,401
Other long-term liabilities	1,007	1,318

Stockholders' Equity
Preferred stock, $1 par value; authorized
10,000,000 share; none issued	-	-
Common stock, no par value; authorized,
50,000,000 shares; issued and outstanding
18,727,000 and 18,491,000 respectively	45,017	38,453
Accumulated other comprehensive loss	(3,914)	(2,854)
Retained Earnings	391,285	344,976
	432,388	380,575
	$550,816	$483,994

Consolidated Statements of Cash Flow
	Fiscal Year Ended

	September 24,	September 25,
	2011	2010
	(52 weeks)	(52 weeks)
	Unaudited
	(in thousands)
Operating activities:
Net earnings	$55,063	$48,409
Adjustments to reconcile net
earnings to net cash
provided by operating activities:
Depreciation and amortization
of fixed assets	25,046	24,498
Amortization of intangibles
and deferred costs	5,188	5,354
Losses(gains) from disposals and impairment
of property & equipment	52	(14)
Share-based compensation	918	1,248
Gain on bargain purchase of a business	(6,580)	-
Deferred income taxes	6,108	3,219
Changes in assets and liabilities
net of effects from purchase of companies:
Increase in accounts receivable	(5,231)	(8,629)
Increase in inventories	(6,262)	(4,422)
Decrease(increase) in prepaid expenses and other	1,870	(4,101)
Increase in accounts payable
and accrued liabilities	4,284	2,446
Net cash provided by operating activities	80,456	68,008
Investing activities:
Payments for purchases of companies,
net of cash acquired	(8,806)	(25,185)
Purchases of property, plant
and equipment	(29,124)	(33,531)
Purchases of marketable securities	(63,293)	(50,496)
Proceeds from redemption and sales of
marketable securities	37,568	67,362
Proceeds from disposal of property and
equipment	394	407
Other	(644)	(12)
Net cash used in investing activities	(63,905)	(41,455)
Financing activities:
Payments to repurchase common stock	-	(7,768)
Proceeds from issuance of common stock	5,377	3,051
Payments on capitalized lease obligations	(244)	(143)
Payment of cash dividend	(8,540)	(7,749)
Net cash used in financing activities	(3,407)	(12,609)
Effect of exchange rate on cash
and cash equivalents	(330)	378
Net increase in cash
and cash equivalents	12,814	14,322
Cash and cash equivalents at beginning
of year	74,665	60,343
Cash and cash equivalents at end
of year	$87,479	$74,665

	Fiscal year ended

	September 24,	September 25,	September 26,
	2011	2010	2009
	Unaudited
	(in thousands)

Sales to External Customers:
Food Service
Soft pretzels	$103,943	$100,694	$99,471
Frozen Juices and ices	49,740	47,273	50,272
Churros	41,583	31,732	29,404
Handhelds	8,865	-	-
Bakery	241,288	234,032	229,371
Other	18,143	24,075	10,492
	$463,562	$437,806	$419,010

Retail Supermarket
Soft pretzels	$32,044	$30,463	$30,506
Frozen juices and ices	51,940	48,288	37,819
Handhelds	9,424	-	-
Coupon redemption	(3,857)	(3,399)	(3,753)
Other	1,548	767	586
	$91,099	$76,119	$65,158

Frozen Beverages
Beverages	$133,372	$128,125	$112,983
Repair and
maintenance service	42,608	40,410	42,013
Machines Sales	11,362	11,964	11,729
Other	2,068	2,279	2,154
	$189,410	$182,778	$168,879

Consolidated Sales	$744,071	$696,703	$653,047

Depreciation and Amortization:
Food Service	$16,994	$17,252	$16,563
Retail Supermarket	-	-	-
Frozen Beverages	13,240	12,600	11,190
	$30,234	$29,852	$27,753

Operating Income:
Food Service	$46,171	$50,220	$44,960
Retail Supermarket	11,830	11,281	7,442
Frozen Beverages	18,582	15,661	14,536
	$76,583	$77,162	$66,938

Capital Expenditures:
Food Service	$14,905	$18,392	$14,979
Retail Supermarket	-	-	-
Frozen Beverages	14,219	15,139	12,211
	$29,124	$33,531	$27,190

Assets:
Food Service	$405,927	$341,285	$307,814
Retail Supermarket	3,579	2,731	2,731
Frozen Beverages	141,310	139,978	129,282
	$550,816	$483,994	$439,827

RESULTS OF OPERATIONS (Unaudited)

Fiscal 2011 (52 weeks) Compared to Fiscal 2010 (52 weeks)

Net sales increased $47,368,000, or 7%, to $744,071,000 in fiscal 2011 from $696,703,000 in fiscal 2010.

Excluding sales from the acquisition of Parrot Ice in February 2010, California Churros in June 2010 and the frozen handheld business of ConAgra Foods in May 2011, sales increased 3% for the year.

We have three reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets and Frozen Beverages.

The Chief Operating Decision Maker for Food Service and Retail Supermarkets and the Chief Operating Decision Maker for Frozen Beverages monthly review detailed operating income statements and sales reports in order to assess performance and allocate resources to each individual segment. Sales is considered to be the one and only key variable monitored by the Chief Operating Decision Makers and management when determining each segment’s and the company’s financial condition and operating performance. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

FOOD SERVICE

Sales to food service customers increased $25,756,000 or 6%, to $463,562,000 in fiscal 2011. Excluding sales from the acquisition of California Churros and handheld sales, food service sales increased 2% for the year. Soft pretzel sales to the food service market increased 3% to $103,943,000 for the year aided by increased sales to restaurant chains in the fourth quarter. Frozen juice bar and ices sales increased $2,467,000 or 5%, to $49,740,000 for the year primarily as the result of higher sales to school food service accounts. Churro sales to food service customers increased 31% to $41,583,000 in 2011. Without sales from California Churros, churro sales for the year would have been up about 2%. Sales of bakery products, excluding biscuit and dumpling sales and fruit and fig bar sales, increased $9,190,000, or 5%, for the year due primarily to increased sales to private label customers and to school food service. Biscuit and dumpling sales increased 4% to $34,774,000. Sales of fig and fruit bars decreased 11% to $28,363,000 due primarily to lower sales across our customer base resulting from decreased demand. Handheld sales to food service customers was $8,865,000 in 2011. Funnel cake and related funnel cake product sales decreased by $6,207,000 to $16,597,000 with sales to one customer down $9,570,000 or 75%. Sales of new products in the first twelve months since their introduction were approximately $12.5 million for the year. Price increases accounted for approximately $10.5 million of sales for the year and net volume increases, including new product sales as defined above and sales resulting from the acquisitions of California Churros and handheld sales, accounted for approximately $15.3 million of sales for the year. Operating income in our Food Service segment decreased from $50,220,000 in 2010 to $46,171,000 in 2011 primarily as a result of higher ingredients and packaging costs of about $16 million and increased freight and distribution costs caused by higher freight rates and the integration of the handhelds business, which were partially offset by the benefit of higher pricing.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $14,980,000 or 20% to $91,099,000 in fiscal year 2011. Excluding handheld sales, sales increased 7% for the year. Soft pretzel sales to retail supermarkets were $32,044,000 compared to $30,463,000 in 2010 on a unit volume increase of 2%. Sales of frozen juices and ices increased $3,652,000 or 8% to $51,940,000 on a unit volume increase of 9%. Coupon redemption costs, a reduction of sales, increased 13% or about $458,000 for the year. Handheld sales to retail supermarket customers were $9,424,000 in 2011. Sales of products in the first twelve months since their introduction were approximately $4.5 million in fiscal year 2011. Price increases accounted for approximately $3.1 million of sales for the year and net volume increases, including new product sales as defined above and handheld sales and net of decreased coupon costs, accounted for approximately $12.0 million of sales for the year. Operating income in our Retail Supermarkets segment increased from $11,281,000 in 2010 to $11,830,000 in 2011. Operating income benefited by lower advertising expense of approximately $800,000 and higher volume and pricing, which was partially offset by higher product costs related to ingredient and packaging cost increases.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 4% to $189,410,000 in fiscal 2011. Beverage sales alone increased 4% to $133,372,000 for the year with a 31% increase in sales in Mexico accounting for over 50% of the increase. Domestic gallon sales were flat in our base ICEE business. Service revenue increased 5% to $42,608,000 for the year with increases and decreases spread across our customer base. Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, decreased from $11,964,000 in 2010 to $11,362,000 in 2011. The estimated number of Company owned frozen beverage dispensers was 40,800 and 38,600 at September 24, 2011 and September 25, 2010, respectively. Operating income in our Frozen Beverage segment increased from $15,661,000 in 2010 to $18,582,000 in 2011 as a result of increased volume as discussed above and controlled expenses. Higher gasoline costs of approximately $1.4 million impacted the year’s operating income.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales decreased to 30.88% in 2011 from 32.69% in 2010. Higher ingredient and packaging costs compared to last year of approximately $18 million and the mid single digit gross profit margin of handheld sales were primarily responsible for the decreased gross profit percentage. Ingredient and packaging costs can be extremely volatile and may be significantly different from what we are presently expecting and therefore we cannot project the impact of ingredient and packaging costs on our business going forward; however, there has been a very significant increase in the market cost of ingredient and packaging costs over the past eighteen months which we anticipate will result in higher costs over some portions of our fiscal year 2012. The impact of these higher costs and increased costs in operational areas may result in lower net earnings in 2012 than in 2011.

Total operating expenses increased $2,543,000 to $153,191,000 in fiscal 2011 but as a percentage of sales decreased a full percentage point to 21% of sales. Marketing expenses decreased .86 percentage points to 9% of sales because of reduced advertising of $800,000 in our retail supermarket segment and controlled spending elsewhere. Distribution expenses increased .24 percentage points to 8% of sales due to higher fuel costs and freight rates. Administrative expenses decreased .18 percentage points and were 3% of sales in both years. Other general expense of $524,000 this year compared to other general expense of $2,087,000 in 2010. Included in other general expense in 2010 is $1.6 million for an unclaimed property assessment and $577,000 of acquisition costs. Included in other general expense in 2011 is $546,000 of acquisition costs.

Operating income decreased $579,000 or 1% to $76,583,000 in fiscal year 2011 as a result of the aforementioned items.

Gain on the bargain purchase of a business of $6,580,000 in the third quarter resulted from the fair value of the identifiable assets acquired in the handhelds acquisition exceeding the purchase price.

Investment income decreased by $73,000 to $1,041,000 due to the general decline in the level of interest rates.

The effective income tax rate decreased 3.51 percentage points to 35% from 38% last year. Adjusting out the effect of the gain on bargain purchase of a business, the effective tax rate in 2011 is 37%.

Net earnings increased $6,654,000 or 14%, in fiscal 2011 to $55,063,000, or $2.93 per diluted share as a result of the aforementioned items. Without the benefit of the gain on bargain purchase of a business, net earnings were $48,483,000 compared to $48,409,000 last year.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-532-6603